Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement is executed and effective for all purposes as of September 18, 2017 by and between Provision Holding, Inc., a Nevada corporation, having its principal office at 9253 Eton Avenue, Chatsworth, CA 91311 (the “Company”) and Mark Leonard, an individual (the “Executive”).

In consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive to act as its Chief Executive Officer for a term (the “Term”) effective as of the date hereof (the “Commencement Date”), and continuing until either party delivers 90 days prior notice of its intention to terminate this Agreement. This Section 1 shall be subject to the provisions of Section 5. Each 12 consecutive month period, beginning on the Commencement Date, within such term shall be referred to as a “Year.”

2. Duties. Executive agrees to use his best efforts to serve the Company well and faithfully as Chief Executive Officer of the Company and such other positions or titles as assigned by the Board of Directors as are commensurate with Executive's experience and capabilities. Executive also agrees to serve without additional compensation as Chief Executive Officer of its subsidiary, Provision Interactive Technologies, Inc., and as an officer and director of such subsidiaries of the Company as the Company may request from time to time and assume such responsibility and authority for such entities as are comparable with Executive's responsibilities and authority hereunder and is reasonable under the circumstances. In his capacity as Chief Executive Officer, Executive will have such powers, authorities and responsibilities (directly or via direct subordinates) consistent with this Agreement as determined by the Board of Directors of the Company, including but not limited to the following, which may be modified by the Board of Directors from time to time:

All activities of the Company and all subsidiaries, including:

2.1 the supervision of all operating management;

2.2 together with the Company's principal financial officer, the development of a budget;

2.3 the direction and supervision of all strategic planning, including identifying and negotiating any potential mergers and/or acquisitions;

2.4 the evaluation, supervision and negotiation of the Company's banking needs and relationships; and

2.5 carrying out any directive that may be required by the Board of Directors not inconsistent with this Agreement or applicable law.

3. Compensation. As compensation for all services to be rendered by Executive hereunder, the Company agrees to pay to Executive a “Base Salary” at the rate of $144,000 per Year paid in equal installments in accordance with the Company’s payroll practices.

3.1 Salary revision. During the term of this Agreement, the provisions of Section 3 (including the amount of and procedures relating to Base Salary) shall remain in effect from Year to Year unmodified, unless modified pursuant to an amendment to this Agreement executed by Executive and the Company. The Company agrees that during the Term of this Agreement, the Board of Directors will review the Base Salary annually to determine if an adjustment is warranted based on all factors the Board of Directors deems relevant including, without limitation, cost of living, the Company's financial condition and performance and Executive's performance and contribution.

3.2 Expenses. The Company shall reimburse all of Executive's reasonable business expenses in accordance with the Company's policies as in effect from time to time.

3.3. Bonus. Each fiscal year the Board of Directors shall consider, and if deems appropriate approve a bonus for Executive based on the Board of Directors determination of the Executive's performance, the Company's performance and financial condition and the Executive's contribution to the Company's performance.

4. Employee Benefits. During the term of this Agreement, and subject to his eligibility, Executive shall be entitled participate in any employee benefit programs made generally applicable to all senior executives of the Company, now or hereafter in effect, on the same basis, and under the same terms and conditions as the Company's other senior executives. Notwithstanding the foregoing, the Company provide, or reimburse the executive, for all family health insurance costs. Other employee benefit programs for senior executives shall include, but not be limited to, long term disability insurance, life insurance, dental, paid vacations and holidays. The Company will also cover the Executive under the Company's Directors and Officers Liability Insurance Policy as in effect from time to time.

5. Termination of Employment.

5.1 For Cause. The Board of Directors of the Company may terminate Executive's employment hereunder and remove Executive from his position with the Company at any time for cause. The term “Cause” as used in this Agreement shall be deemed to refer to and include only:

5.1.1 The willful and continued failure by Executive to substantially perform his duties pursuant to the terms of this Agreement without good cause, after a written demand for substantial performance is delivered to Executive by the Board of Directors, which notice specifically identifies the manner in which Executive has not substantially performed his duties (other than as a result of his death or incapacity, as defined in Section 5.3 below); or

5.1.2 The willful engaging by Executive in misconduct or inaction materially injurious to the Company. For purposes of this section an act or failure to act shall not be considered “willful”, unless done or omitted in bad faith without reasonable belief on Executive's part that his action or omission was in the best interest of the Company.

For purposes of Section 5.1 of this Agreement, termination for Cause will not be deemed to have occurred unless there shall have been duly adopted by the Board of Directors of the Company at a meeting called and held for that purpose, a resolution finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct set forth in those sections.

5.2 Without Cause. The Board of Directors of the Company may terminate Executive's employment hereunder and remove Executive from his position with the Company without cause by written notice to Executive (the “Termination Notice”), in which case the provisions of Section 5.4 shall apply. The Company failing to renew this Agreement under the provision of Section 1 shall also be subject to this Section 5.2. In addition, a sale of all or substantially all of the assets or the Company, or if a non-Affiliate acquires a majority of the voting stock of the Company or is able to designate a majority of the board of directors (Change of Control) will be subject to this Section 5.2 in which case, the Executive, at his option within 30 days of the closing of any such transaction, may cause the provisions of this Section 5.2 to apply and terminate this Agreement as if the Company had terminated the Executive without cause.

5.3 Disability or Death. If, in the judgment of the Company's Board of Directors, Executive fails to render services of the character contemplated hereby because of illness or other incapacity for a period of six (6) consecutive months, or for shorter periods aggregating more than six (6) months in any consecutive twelve (12) months, the Board of Directors may determine that Executive had become disabled and may elect to terminate his employment hereunder, effective as of the date of such determination. In the event of Executive's death during the term hereof, this Agreement shall terminate forthwith.

2

5.4 Severance. If Executive's employment hereunder is terminated under Section 5.2, (i) the Company shall, within 30 days of separation, pay Executive as severance pay, subject to appropriate deductions, a sum equal to the then current Base Salary for the lesser of (A) two (2) years and (B) the period of time of the Executive’s employment from the Commencement Date to the date of the Termination Notice. Executive shall continue to be entitled to benefits under Section 4.

5.5 Voluntary Termination. If Executive voluntarily terminates his employment hereunder other than in connection with certain changes affecting Executive's employment as provided in Section 5.6, he shall (i) give three (3) months written notice and (ii) be paid Base Salary through the date of his termination and shall receive other compensation and benefits, if any, as provided under the Company's applicable plans and programs.

5.6 Certain Changes Affecting Executive's Employment. “Certain changes affecting Executive's employment” shall mean any material diminution in benefits or employment conditions as a result of which Executive terminates his employment hereunder, including any of the following (in which case Sections 5.2 and 5.4 shall apply):

(a) the Company's failure to pay to Executive, without his consent, any portion of his Base Salary or other amounts due to Executive under Section 4 within 10 days of the date such payment is due;

(b) the Company's failure to continue in effect or continue Executive's participation in any compensation plan which is material to his total compensation or its failure to continue to provide him with benefits substantially similar to those provided to all senior executives; or

(c) a material breach by the Company of its obligations under this Agreement.

6. Assignment; Survival. Except as provided below, neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of the other party; provided, however, that this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, and their respective successors and assigns, upon liquidation, dissolution or winding up of the Company, or upon any sale of all or substantially all of the assets of the Company, or upon any merger or consolidation of the Company, as though successors and assigns of the Company and their respective successors and assigns were the Company. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. Executive's executor or successors by will or descent shall have the right to enforce any of Executive's rights under the Agreement which survive termination.

7. Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

7.1.1 Products. Finished and other products being, or being contemplated to be, manufactured, assembled, processed, distributed or marketed, in whole or in part, by the Company or any Affiliate.

7.1.2 Confidential Information. That secret proprietary information of the Company or any Affiliate of whatever kind or nature disclosed to Executive or known by Executive (whether or not discovered or developed by Executive) as a consequence of or through his employment with the Company. Such proprietary information shall include without limitation, all customers lists, costs, price lists, employee information, supplier information, marketing information and strategies and all information relating to the Products, processing, manufacturing, assembly, quality control, know-how, research and development, sources of supplies and materials, operating and other cost data, distribution arrangements and Product proposals and marketing, any of which information is not generally known in the industry or in related industries in which the Company or any Affiliate engages in business (including industries supplying to or purchasing from the Company of any Affiliate) in the United States and Canada and shall specifically include all information contained in manuals, memoranda, formulae, plans, drawings and designs, specifications, equipment and machinery configurations, and records of the Company and any Affiliate legend or otherwise identified by the Company or any Affiliate as Confidential Information.

3

7.1.3 Inventions. Those discoveries, developments, concepts and ideas whether or not patentable, relating to the Products and to the present and prospective activities of the Company or any Affiliate (which activities are known to Executive by reason of his employment with the Company).

7.1.4 Affiliate. An entity controlling, controlled by or under common control, or in joint venture with the Company.

7.2 Inventions. All Inventions which are at any time developed by Executive acting alone or in conjunction with others, during the period commencing with his employment by the Company, until the termination of this Agreement (or, if based on or related to Executive's activities with the Company or on behalf of any Affiliate or any Confidential Information or Invention(s) made by Executive within one year after the termination of Executive's employment) shall be the property of the Company, free of any reserved or other rights of any kind on Executive's part in respect thereof. Executive agrees promptly to make full disclosure of any such Inventions to the Company, and at its cost and expense to execute formal applications for patents and also to do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment to the Company of his rights and title to such Inventions and otherwise to carry out the purposes of this Section 7.

7.3 Non-Disclosure. Except as required by his duties hereunder, Executive agrees that he will never, during or after his employment with the Company, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions without the prior written consent of the Company.

7.4 Return of Proprietary Materials. Upon termination of his employment with the Company, all equipment, models, prototypes, designs, plans, drawings, documents, procedural manuals, specifications, guides and similar materials, records, notebooks and similar repositories of or containing Confidential Information or Inventions, including all whether prepared by Executive or others, will be left with or promptly returned by Executive to the Company.

7.5 Non-Competition. For a period of one year from the termination of this Agreement, Executive will not solicit or accept work of a type performed by the Company (directly as an employee, partner, sub-contractor, consultant or otherwise) from any customer of the Company or on or with respect to any project, facility or installation to which the Company provides services on the date the Commencement Date or the date of termination of this Agreement.

7.6 Survival of Obligations. The Company's obligations under Section 5 and the Executive's obligations under this Section 7 shall survive termination of this Agreement.

8. Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions thereof, which shall remain in force and effect, and, should any tribunal having jurisdiction determine that any such term or provision is unenforceable, by reason of its overbreadth, whether as to time, geographical scope or otherwise, then such term or provision shall be deemed to be amended to reduce its scope by the degree of such overbreadth.

9. Notices. All notices required or permitted hereunder shall be given or made in writing and addressed at such address as either party shall designate by notice so given to the other (a) if to the Company, at the address set forth on page 1 hereof and (b) if to Executive, at the address set forth in the Company’s employment files.

10. Governing Law. This Agreement shall be interpreted and construed under the laws of the State of California applicable to contracts executed and to be performed wholly within that state.

4

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

Provision Holding, Inc.

By:	/s/ Curt Thornton
Name:	Curt Thornton
Title:	Chairman and Chief Operating Officer

/s/ Mark Leonard
Mark Leonard

 5